UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of South Carolina Corporation

(Exact Name of Registrant as Specified in its Charter)

South Carolina	57-1021355
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

256 Meeting Street Charleston, SC 29401

(Address of Principal Executive Offices)

Bank of South Carolina Corporation 2021 Stock Incentive Plan for Independent Directors

(Full Title of the Plan)

Fleetwood S. Hassell

Chief Executive Officer and President

256 Meeting Street

Charleston, SC 29401

(843)724-1500

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, no par value per share	150,000	$21.13	$3,169,500.00	$345.79

(1)

Represents shares of common stock issuable under the Bank of South Carolina Corporation 2021 Stock Incentive Plan for Independent Directors. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

(2)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the average of the high and low prices for the Bank of South Carolina Corporation’s common stock on the NASDAQ stock exchange on April 7, 2021, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 150,000 shares of Bank of South Carolina Corporation (the “Company”) common stock, no par value per share (the “Common Stock”), that may be offered pursuant to the Bank of South Carolina Corporation 2021 Stock Incentive Plan for Independent Directors (the “Plan”).

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on March 5, 2021;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019, and 2018, incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance upon the reports of Elliott Davis, LLC, and upon the authority of said firm as experts in auditing and accounting.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Section 33-8-510 of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”) permits a South Carolina corporation to indemnify an individual who is made a party to any proceeding because he or she is or was a director against liability incurred in the proceeding if he or she: (1) conducted himself or herself in good faith, (2) reasonably believed that his or her conduct was in the corporation’s best interest or, if he or she was not acting in his or her official capacity, that such conduct was at least not opposed to the corporation’s best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The SCBCA provides that where a director is a defendant in a proceeding by or in the right of the corporation, the director may not be indemnified if he or she is adjudged liable to the corporation. The SCBCA also provides that a director may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was adjudged liable on the grounds that personal benefit was improperly received by such director. Under Section 33-8-540 of the SCBCA, a director found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of reasonable expenses if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 33-8-520 of the SCBCA provides that, unless limited by the articles of incorporation of a South Carolina corporation, a director who is wholly successful on the merits or otherwise in defense of any proceeding to which such director was a party because such director is or was a director of the corporation must be indemnified against reasonable expenses. Section 33-8-530 of the SCBCA provides that a South Carolina corporation may advance reasonable expenses to a director upon the corporation’s receipt of (1) a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking, executed by the director or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made by the corporation that indemnification is proper under Section 33-8-530 of the SCBCA.

Section 33-8-560 of the SCBCA provides that unless a corporation’s articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

The Company’s bylaws provide for the indemnification of any current or former director and officer of the Company who is made a party to any suit whether civil or criminal or administrative or investigative, including an action by or in the right of the Company, including attorney’s fees actually or reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company except that no indemnification is made in respect for a criminal proceeding or as to which such person has been adjudged to be liable for willful or gross negligence or willful misconduct in the performance of his duty to the Company.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit Number	Document

4	Specimen of Bank of South Carolina Corporation Common Stock Certificate

5	Opinion of Womble Bond Dickinson (US) LLP

10.1	Bank of South Carolina Corporation 2021 Stock Incentive Plan (incorporated by reference to Appendix A to the Bank of South Carolina Corporation’s Definitive Proxy Statement, filed with on March 5, 2021, and incorporated herein by reference)

23.1	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5)

23.2	Consent of Elliott Davis, LLC

24	Power of Attorney (included on signature page)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, South Carolina, on April 13, 2021.

BANK OF SOUTH CAROLINA CORPORATION

By:	/s/ Fleetwood S. Hassell
Fleetwood S. Hassell
Chief Executive Officer and President
(Duly Authorized Representative)

By:	/s/ Eugene H. Walpole, IV
Eugene H. Walpole, IV
Chief Financial Officer and Executive Vice President
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fleetwood S. Hassell and Eugene H. Walpole, IV and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

April 13, 2021	/s/ David W. Bunch
David W. Bunch, Director

April 13, 2021	/s/ Graham M. Eubank, Jr.
Graham M. Eubank, Jr., Director

April 13, 2021	/s/ Elizabeth M. Hagood
Elizabeth M. Hagood, Director

April 13, 2021	/s/ Fleetwood S. Hassell
Fleetwood S. Hassell, President/ Chief Executive Officer, Director

April 13, 2021	/s/ Glen B. Haynes, DVM
Glen B. Haynes, DVM, Director

April 13, 2021	/s/ William L. Hiott, Jr.
William L. Hiott, Jr., Director

April 13, 2021	/s/ Richard W. Hutson, Jr.
Richard W. Hutson, Jr., Director

April 13, 2021	/s/ Charles G. Lane
Charles G. Lane, Director

April 13, 2021	/s/ Hugh C. Lane, Jr.
Hugh C. Lane, Jr., Chairman of the Board, Director

April 13, 2021	/s/ Linda. J. Bradley McKee, PHD, CPA
Linda J. Bradley McKee, PHD, CPA, Director

April 13, 2021	/s/ Alan I. Nussbaum
Alan I. Nussbaum, MD, Director

April 13, 2021	/s/ Karen J. Phillips
Karen J. Phillips, Director

April 13, 2021	/s/ Edmund Rhett, Jr. MD
Edmund Rhett, Jr. MD, Director

April 13, 2021	/s/ Malcolm M. Rhodes
Malcolm M. Rhodes, MD, Director

April 13, 2021	/s/ Douglas H. Sass
Douglas H. Sass, Executive Vice President, Director

April 13, 2021	/s/ Sheryl G. Sharry
Sheryl G. Sharry, Director

April 13, 2021	/s/ Steve D. Swanson
Steve D. Swanson, Director

April 13, 2021	/s/ Susanne K. Boyd
Chief Operating Officer/Executive Vice President, Director

April 13, 2021	/s/ Eugene H. Walpole, IV
Chief Financial Officer/Executive Vice President, Director